FIRST AMENDMENT TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This FIRST AMENDMENT, dated November 12, 2021, amends the Amended and Restated Expense Limitation Agreement between The Hartford Mutual Funds, Inc. (“HMF”) and The Hartford Mutual Funds II, Inc. (“HMF II” and together with HMF, the “Companies”) and Hartford Funds Management Company, LLC (the “Adviser”), dated February 28, 2021 (the “Agreement”).

WHEREAS, the Companies and the Adviser entered into the Agreement to limit the total net annual operating expenses of the series of HMF and HFM II listed on Schedule A, Schedule B, Schedule C, and Schedule E (each a Fund and collectively, the “Funds”) to the Agreement; and

WHEREAS, Hartford Schroders Sustainable Core Bond Fund is a newly created series of HMF II and will commence investment operations on or about November 12, 2021 (the “Effective Date”); and

WHEREAS, the Board of Directors of HMF II has approved the terms and conditions of the expense limitation arrangements on behalf the Hartford Schroders Sustainable Core Bond Fund; and

WHEREAS, HMF II and the Adviser wish to amend the Agreement to add the Hartford Schroders Sustainable Core Bond Fund to the Agreement; and

WHEREAS, the Companies and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the Companies and the Adviser hereby agree as follows:

1.	The following is added as new Section 3.5:

3.5.    The Adviser hereby agrees to reimburse Fund expenses to the extent necessary to ensure that the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 4 below, does not exceed the specified amount for the class of shares of each Fund listed on Schedule D. The expense limitation arrangements under this Section 3.5 shall commence on the Effective Date and shall continue until (and including) November 12, 2022 for Classes I, R3, R4, R5 and F and until November 15, 2023 for Class Y and SDR.

2.	The following is added as new Section 3.7:

3.7    The Adviser hereby agrees to reimburse Fund expenses to the extent necessary to ensure that the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 4 below, does not exceed the specified amount for the class of shares of each Fund listed on Schedule F. The expense limitation arrangements under this Section 3.7 shall commence on March 1, 2022 and shall continue until (and including) February 28, 2023.

3.	The following is added as new Section 3.8:

3.8    The Adviser hereby agrees to reimburse Fund expenses to the extent necessary to ensure that the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 4 below, does not exceed the specified amount for the class of shares of each Fund listed on Schedule G. The expense limitation arrangements under this Section 3.8 shall commence on December 1, 2021 and shall continue until (and including) February 28, 2023.

4.	The following is added as new Schedule D:

Schedule D

Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)

Hartford Schroders Sustainable Core Bond Fund	Class F: 0.36% Class I: 0.51% Class R3: 1.06% Class R4: 0.76% Class R5: 0.46% Class Y: 0.40% Class SDR: 0.32%

5.	The following is added as new Schedule F:

Schedule F

Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)

Hartford Schroders Diversified Emerging Markets Fund	Class A: 1.34% Class C: 2.14% Class I: 1.04% Class Y: 0.99% Class F: 0.89% Class R3: 1.59% Class R4: 1.29%

Class R5: 0.99%

6.	The following is added as new Schedule G:

Schedule G
Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)
Hartford Schroders Securitized Income Fund	Class A: 0.85% Class C: 1.70% Class I: 0.60% Class Y: 0.55% Class F: 0.45% Class SDR: 0.45%

7.	All other terms of the Agreement remain in effect.

IN WITNESS WHEREOF, the parties to the Agreement have executed this First Amendment as of the date first written above.

THE HARTFORD MUTUAL FUNDS, INC.	THE HARTFORD MUTUAL FUNDS II, INC.

By: /s/ Thomas R. Phillips	By: /s/ Thomas R. Phillips
Name: Thomas R. Phillips	Name: Thomas R. Phillips
Title: Vice President and Secretary	Title: Vice President and Secretary

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By: /s/ Gregory A. Frost
Name: Gregory A. Frost
Title: Chief Financial Officer